Exhibit 99.1

Date:	September 6, 2012
For Release:	Immediate
Contact:	Investor Contact:
	Neal E. Murphy	Joseph Hassett, SVP
	Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces Second Quarter Financial Results

Net Sales Grow 21%, Orders Growth Leads to 29% Backlog Increase

Harleysville, PA, September 6, 2012 – Met-Pro Corporation (NYSE: MPR-News) today announced the Company’s financial results for the second quarter ended July 31, 2012.

Net sales for the second quarter ended July 31, 2012 were $28.0 million, an increase of 21% compared with net sales of $23.1 million for the same quarter last year. Net income for the second quarter ended July 31, 2012 was $1.6 million, or $0.11 per diluted share, compared with net income of $1.5 million, or $0.10 per diluted share, for the same period last year.

New orders for the second quarter were $31.5 million, a 7% increase when compared with $29.5 million for the second quarter last year. As a result, the Company’s backlog of orders increased by $3.5 million for the quarter and totaled $33.9 million as of July 31, 2012, an increase of 29% when compared with $26.3 million at the same point last year. The vast majority of the July 31, 2012 backlog is expected to be shipped during the current fiscal year.

“The significant increase in revenues and growth in bookings and backlog in the quarter are strong indicators that our marketing strategy has been effective in increasing share in our targeted end markets,” stated Raymond J. De Hont, Chairman and Chief Executive Officer. “Each of our business segments contributed to the strong top line growth, with three of our business segments generating operating profits that led to a 10% increase in earnings in the quarter compared with the same period a year ago. Somewhat offsetting these achievements were results in our Product Recovery/Pollution Control Technologies segment, wherein weaker margins on a small number of contracts led to a decrease in both segment and consolidated gross margins in the quarter. We are encouraged by our success penetrating new markets and expanding our customer base. By continuing to strengthen our organization, we will be able to more effectively leverage this increasing market success to improve returns. The strong interest in our products, together with our solid backlog, allows us to remain optimistic about our future prospects.”

Net sales for the six months ended July 31, 2012 were $53.2 million compared with $46.5 million for the same period last year, an increase of 14%. Net income for the first half ended July 31, 2012 totaled $2.9 million, or $0.20 per fully diluted share, both essentially unchanged from the first half of last fiscal year. New order bookings for the six months ended July 31, 2012 were up 6% to $58.5 million compared with $55.1 million for the same period last year.

On June 15, 2012, the Company paid a quarterly dividend of $0.071 per share to shareholders of record at the close of business on June 1, 2012. In addition, the Board of Directors, at their meeting on June 6, 2012, declared a quarterly dividend of $0.071 per share payable September 14, 2012 to shareholders of record at the close of business on August 31, 2012. This is the twenty-first consecutive year that Met-Pro Corporation has paid a cash dividend.

Mr. De Hont and Neal E. Murphy, Vice President of Finance and Chief Financial Officer, will hold a conference call for investors today, September 6, 2012, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/news/news-releases prior to the beginning of the conference call.
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Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 17040712) at 10:55 AM (Eastern) today. A taped replay of the conference call will be available within two hours of the conclusion of the call and until September 20, 2012. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 17040712.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a leading niche-oriented global provider of product recovery, pollution control, fluid handling and filtration solutions. The Company’s diverse and synergistic solutions and products address the world’s growing need for clean air and water, reduced energy consumption and improved operating efficiencies. Through its global sales organization, internationally recognized brands, and operations in North America, South America, Europe and The People's Republic of China, Met-Pro’s solutions, products and systems are sold to a well-diversified cross-section of customers and markets around the world. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws. You should carefully consider the factors discussed in Part I, “Item 1A Risk Factors” in our Annual Report on Form 10-K/A for the year ended January 31, 2012 as filed with the Securities and Exchange Commission.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

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Met-Pro Corporation
Consolidated Statements of Income
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Net sales	$27,997,242	$23,089,343	$53,204,303	$46,519,246
Cost of goods sold	19,299,138	14,952,362	35,555,673	30,324,060
Gross profit	8,698,104	8,136,981	17,648,630	16,195,186

Operating expenses
Selling	3,029,372	2,924,062	6,088,953	5,840,188
General and administrative	3,248,591	2,990,426	7,392,680	6,049,529
Total selling, general and administrative	6,277,963	5,914,488	13,481,633	11,889,717
Income from operations	2,420,141	2,222,493	4,166,997	4,305,469

Interest expense	(41,863)	(49,908)	(84,398)	(98,709)
Other income	49,747	85,344	95,672	191,330
Income before taxes	2,428,025	2,257,929	4,178,271	4,398,090

Provision for taxes	808,026	767,695	1,299,574	1,495,349

Net income	1,619,999	$1,490,234	$2,878,697	$2,902,741

Basic earnings per share	$.11	$.10	$.20	$.20
Diluted earnings per share	$.11	$.10	$.20	$.20

Average common shares outstanding:
Basic shares	14,679,746	14,659,281	14,681,423	14,659,331
Diluted shares	14,739,548	14,833,239	14,736,153	14,824,680

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Met-Pro Corporation
Consolidated Balance Sheets

	July 31, 2012	January 31, 2012
Assets	(unaudited)
Current assets
Cash and cash equivalents	$31,173,910	$34,581,394
Short-term investments	1,022,266	764,061
Accounts receivable, net of allowance for
doubtful accounts of approximately
$393,000 and $491,000, respectively	17,782,160	17,373,121
Inventories	17,927,911	17,847,143
Prepaid expenses, deposits and other current assets	2,122,429	1,683,486
Deferred income taxes	186,111	186,329
Total current assets	70,214,787	72,435,534

Property, plant and equipment, net	18,905,209	19,322,436
Goodwill	20,798,913	20,798,913
Other assets	2,859,678	2,952,332
Total assets	$112,778,587	$115,509,215

Liabilities and shareholders’ equity
Current liabilities
Current portion of debt	$569,963	$657,216
Accounts payable	7,371,543	7,684,739
Accrued salaries, wages and benefits	1,799,692	1,827,603
Other accrued expenses	2,625,231	2,357,929
Dividend payable	1,043,876	1,042,297
Customers’ advances	1,441,639	3,232,600
Total current liabilities	14,851,944	16,802,384

Long-term debt	2,477,041	2,687,971
Accrued pension retirement benefits	9,196,595	10,618,047
Other non-current liabilities	57,489	56,391
Deferred income taxes	1,314,255	1,522,451
Total liabilities	27,897,324	31,687,244
Commitments and contingencies
Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued, of which
1,241,666 and 1,250,051 shares were reacquired
and held in treasury	1,592,868	1,592,868
Additional paid-in capital	4,582,952	4,058,735
Retained earnings	97,020,326	96,228,764
Accumulated other comprehensive loss	(8,044,714)	(7,718,883)
Treasury shares, at cost	(10,270,169)	(10,339,513)
Total shareholders’ equity	84,881,263	83,821,971
Total liabilities and shareholders’ equity	$112,778,587	$115,509,215

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Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Net sales
Product Recovery/Pollution Control Technologies	$13,193,396	$9,625,898	$23,694,236	$17,957,870
Fluid Handling Technologies	8,315,307	7,407,151	17,715,506	16,960,255
Mefiag Filtration Technologies	3,523,165	3,204,384	6,375,331	6,344,301
Filtration/Purification Technologies	2,965,374	2,851,910	5,419,230	5,256,820
	$27,997,242	$23,089,343	$53,204,303	$46,519,246

Income (loss) from operations
Product Recovery/Pollution Control Technologies	($469,167)	($49,043)	($912,229)	($529,328)
Fluid Handling Technologies	2,363,288	1,901,703	4,747,658	4,142,399
Mefiag Filtration Technologies	367,901	169,078	295,813	390,550
Filtration/Purification Technologies	158,119	200,755	35,755	301,848
	$2,420,141	$2,222,493	$4,166,997	$4,305,469

			July 31, 2012	January 31, 2012
Identifiable assets
Product Recovery/Pollution Control Technologies			$37,284,193	$36,444,763
Fluid Handling Technologies			18,815,811	19,290,035
Mefiag Filtration Technologies			14,916,983	14,017,572
Filtration/Purification Technologies			8,419,428	8,368,652
			79,436,415	78,121,022
Corporate			33,342,172	37,388,193
			$112,778,587	$115,509,215

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Met-Pro Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended July 31,
	2012	2011

Cash flows from operating activities
Net income	$2,878,697	$2,902,741
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	989,865	955,777
Stock-based compensation	593,561	359,652
Deferred income taxes	(209,897)	(1,212)
Loss/(gain) on sale of property and equipment, net	1,080	(27,496)
Allowance for doubtful accounts	(98,479)	57,456
Changes in operating assets and liabilities:
Accounts receivable	(425,173)	(1,357,446)
Inventories	(219,103)	(1,379,911)
Prepaid expenses, deposits and other assets	(695,430)	(162,928)
Accounts payable and accrued expenses	(2,972)	1,650,817
Customers’ advances	(1,788,386)	372,567
Accrued pension retirement benefits	(1,421,452)	(2,751,787)
Other non-current liabilities	1,098	1,098

Net cash (used in) provided by operating activities	(396,591)	619,328

Cash flows from investing activities
Proceeds from sale of property and equipment	–	33,990
Acquisitions of property and equipment	(678,364)	(918,049)
Purchase of investments	(1,022,266)	(1,010,534)
Proceeds from maturities of investments	1,012,123	497,155

Net cash used in investing activities	(688,507)	(1,397,438)

Cash flows from financing activities
Proceeds from new borrowings	223,454	407,759
Reduction of debt	(470,326)	(385,819)
Exercise of stock options	–	42,800
Payment of dividends	(2,085,556)	(1,934,975)
Purchase of treasury shares	–	(42,800)

Net cash used in financing activities	(2,332,428)	(1,913,035)
Effect of exchange rate changes on cash	10,042	11,572

Net decrease in cash and cash equivalents	(3,407,484)	(2,679,573)

Cash and cash equivalents at February 1	34,581,394	32,400,814

Cash and cash equivalents at July 31	$31,173,910	$29,721,241

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